Exhibit 5.2

[Letterhead of Rogers & Hardin LLP Appears Here]

February 8, 2013

Rock-Tenn Company

504 Thrasher Street

Norcross, Georgia 30071

Re:	4.450% Senior Notes Due 2019,

3.500% Senior Notes Due 2020,

4.900% Senior Notes Due 2022, and

4.000% Senior Notes Due 2023

Ladies and Gentlemen:

We have acted as special counsel to Rock-Tenn Company, a Georgia corporation (the “Company”), and certain of its subsidiaries listed on Annex A hereto (the “Georgia Guarantors” and collectively with the Company, the “Georgia Entities”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed issuance and offer to exchange up to (i) $350,000,000 aggregate principal amount of new 4.450% Senior Notes due 2019 (the “Exchange 2019 Notes”) for a like aggregate principal amount of outstanding 4.450% Senior Notes due 2019, which have certain transfer restrictions; (ii) $350,000,000 aggregate principal amount of new 3.500% Senior Notes due 2020 (the “Exchange 2020 Notes”) for a like aggregate principal amount of outstanding 3.500% Senior Notes due 2020, which have certain transfer restrictions; (iii) $400,000,000 aggregate principal amount of new 4.900% Senior Notes due 2022 (the “Exchange 2022 Notes”) for a like aggregate principal amount of outstanding 4.900% Senior Notes due 2022, which have certain transfer restrictions; and (iv) $350,000,000 aggregate principal amount of new 4.000% Senior Notes due 2023 (the “Exchange 2023 Notes” and, together with the Exchange 2019 Notes, the Exchange 2020 Notes and the Exchange 2022 Notes, the “Exchange Notes”) for a like aggregate principal amount of outstanding 4.000% Senior Notes due 2023, which have certain transfer restrictions. The Exchange 2019 Notes and the Exchange 2022 Notes are to be issued pursuant to the indenture dated as of February 22, 2012 (the “2019/2022 Indenture”), among the Company, the guarantors named therein and HSBC Bank USA, National Association, as trustee (the “2019/2022 Trustee”), and the Exchange 2020 Notes and the Exchange 2023 Notes are to be issued pursuant to the indenture dated as of September 11, 2012 (the “2020/2023 Indenture” and, together with the 2019/2022 Indenture, the “Indentures”), among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (the “2020/2023 Trustee” and, together with the 2019/2022 Trustee, the “Trustees”). The Exchange Notes are to be guaranteed (the “Guarantees”) by the guarantors listed on Annex B hereto (the “Guarantors”) on the terms set forth in the applicable Indenture.

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In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (i) the Registration Statement; (ii) the Indentures and the forms of Exchange Notes and Guarantees included therein; (iii) the Articles of Incorporation, as amended, of each Georgia Entity that is a Georgia corporation and the Articles of Organization of each Georgia Entity that is a Georgia limited liability company; (iv) the Bylaws, Limited Liability Company Agreement, or Limited Liability Company Operating Agreement, as applicable, of each Georgia Entity; and (v) resolutions adopted by the Board of Directors, or written consents of the Manager, or Board of Managers, as applicable, of each Georgia Entity on November 30, 2011 and September 4, 2012.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We also have assumed, with your consent, that each Indenture has been duly authorized, executed and delivered by the Guarantors (other than the Georgia Entities) and the applicable Trustee and that the form of the Exchange Notes and the Guarantees endorsed thereon will conform to that included in the applicable Indenture. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied, to the extent we deem appropriate, upon oral or written statements and representations of officers and other representatives of the Georgia Entities and others.

Our opinion set forth herein is limited to the laws of the State of Georgia that, in our experience, are normally applicable to transactions of the type contemplated by the Indentures and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Applicable Law”). We do not express any opinion with respect to any law other than Applicable Law or as to the effect of any law other than Applicable Law on the opinion herein stated.

With respect to paragraph (1) below, the opinion that each of the Georgia Entities that “is a corporation is validly existing as a corporation under the laws of the State of Georgia” and each of the Georgia Entities that “is a limited liability company is validly existing as a limited liability company under the laws of the State of Georgia” is based solely upon certificates of the Secretary of State of the State of Georgia certifying, as of the date set forth in such certificates, such matters.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that:

1. Each of the Georgia Entities that is a corporation is validly existing as a corporation under the laws of the State of Georgia and each of the Georgia Entities that is a limited liability company is validly existing as a limited liability company under the laws of the State of Georgia.

2. The Company has the requisite corporate power and authority to execute and deliver, and perform its obligations under, the Indentures (including the Exchange Notes); and each of the Georgia Guarantors that is a corporation has the requisite corporate power and authority, and each of the Georgia Guarantors that is a limited liability company has the requisite limited liability company power and authority, to execute and deliver, and perform its respective obligations under, the Indentures (including the Guarantees).

3. The Indentures have been duly authorized, executed and delivered by each of the Georgia Entities.

4. The Company has taken all corporate action necessary to authorize the execution and delivery of the Exchange Notes and perform its obligations thereunder.

5. Each Georgia Guarantor has taken all corporate or limited liability company action (as appropriate) necessary to authorize the execution of the Guarantees and delivery of the Exchange Notes with the Guarantees affixed thereto and to perform its respective obligations thereunder.

Our conclusions are limited to the matters expressly set forth as our “opinion” herein, and no opinion is implied or is to be inferred beyond the matters expressly so stated. Such opinion is given as of the date hereof, and we expressly decline any undertaking to revise or update such opinion subsequent to the date hereof or to advise you of any matter arising subsequent to the date hereof that would cause us to modify, in whole or in part, such opinion.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the caption “Validity of the Securities” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. We also consent to Cravath, Swaine & Moore LLP relying, as to matters of Georgia law, upon this opinion in connection with an opinion to be rendered by it to the Company on the date hereof in connection with the Registration Statement.

Very truly yours,

/s/ ROGERS & HARDIN LLP

Annex A

Georgia Guarantors

Rock-Tenn Astra, LLC

Rock-Tenn Canada Holdings, Inc.

Rock-Tenn Company of Texas

Rock-Tenn Converting Company

Rock-Tenn Leasing Company, LLC

Rock-Tenn Mill Company, LLC

Rock-Tenn Partition Company

Rock-Tenn Services Inc.

Rock-Tenn Shared Services, LLC

Rock-Tenn XL, LLC

Rock-Tenn XLS, LLC

Annex B

Guarantors	State or Other Jurisdiction of Incorporation or Organization
PCPC, Inc.	California
PREflex LLC	Delaware
RockTenn - Solvay, LLC	Delaware
RockTenn - Southern Container, LLC	Delaware
Rock-Tenn Astra, LLC	Georgia
Rock-Tenn Canada Holdings, Inc.	Georgia
Rock-Tenn Company of Texas	Georgia
Rock-Tenn Converting Company	Georgia
RockTenn CP, LLC	Delaware
Rock-Tenn Leasing Company, LLC	Georgia
Rock-Tenn Mill Company, LLC	Georgia
Rock-Tenn Partition Company	Georgia
Rock-Tenn Services Inc.	Georgia
Rock-Tenn Shared Services, LLC	Georgia
Rock-Tenn XL, LLC	Georgia
Rock-Tenn XLS, LLC	Georgia
Stone Global, Inc.	Delaware
TenCorr Containerboard, LLC	Nevada
Waldorf Corporation	Delaware